Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs (414) 347-3836
Sensient Technologies Corporation
Reports Earnings for the Quarter and Year Ended December 31, 2009
Record Cash Flow in 2009 Drives Debt Reduction of $52 million
     MILWAUKEE—February 5, 2010—Sensient Technologies Corporation (NYSE: SXT) reported that consolidated revenue for the fourth quarter of 2009 reached $311.5 million, an increase of 6.0% over the prior year’s comparable period. Diluted earnings per share for the quarter were 47 cents prior to the previously announced settlement charges of 14 cents per share. Fourth quarter diluted earnings per share, as reported, were 33 cents and included charges for the proposed settlements and related legal costs, net of insurance reimbursements, related to environmental claims against a company that Sensient acquired more than twenty years ago. The pre-tax charges of $11.3 million were reported in the Corporate and Other operating segment. Prior year fourth quarter diluted earnings per share were 43 cents.
     Without the fourth quarter charges of 14 cents per share, 2009 earnings would have been $1.92 per share. For the twelve months ended December 31, 2009, Sensient’s reported diluted earnings per share, which include the charges, were $1.78. Consolidated revenue for 2009 was $1.2 billion compared to $1.3 billion in 2008.
     For the twelve months ended December 31, 2009, foreign currency translation reduced consolidated revenue and operating income by 4.3% and 5.6%, respectively. In the fourth quarter of 2009, foreign currency translation began to add to revenue and operating income as the U.S. dollar weakened compared to its level in the prior year’s fourth quarter. In the fourth quarter of 2009, foreign currency translation added 5.5% and 5.3% to revenue and operating income, respectively.
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Sensient Technologies Corporation	Page 2
Earnings Release — Year ended December 31, 2009
February 5, 2010
     Cash provided by operating activities for the twelve months ended December 31, 2009, reached a record level of $138.3 million, compared to prior year cash flow of $87.0 million. Total debt at December 31, 2009, was $428.0 million, a reduction of $51.9 million since the beginning of the year.
     “Sensient’s business has held up well throughout this year’s difficult economic environment,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation. “Our strong cash flow and low debt levels have allowed us to continue to invest in our business, which will enhance our ability to grow in the future.”
BUSINESS REVIEW
     Fourth quarter revenue for the Flavors & Fragrances Group was $196.0 million, an increase of 2.3% compared to fourth quarter 2008 revenue of $191.5 million. Quarterly operating income increased 1.4%, to $29.6 million in comparison to prior year income of $29.2 million. Group results reflect local currency revenue and profit growth in Latin America and Europe. Quarterly results also benefited from favorable foreign currency translation that added 4.9% and 3.4% to revenue and profit, respectively. Quarterly revenue and profit gains were partially offset by pricing adjustments in certain markets in advance of raw material cost savings that are anticipated in 2010.
     Annual revenue for the Flavors & Fragrances Group was $772.9 million in 2009, compared to $800.8 million in 2008. Operating income in 2009 rose to $124.5 million, compared to $123.5 million in 2008. Higher pricing in 2009 more than offset the impact of increased raw material costs. Operating margins in 2009 improved 70 basis points, to 16.1%, as a result of improved pricing. Year to date results were negatively impacted by unfavorable foreign currency comparisons, which reduced revenue and profit by approximately 4%.
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Sensient Technologies Corporation	Page 3
Earnings Release — Year ended December 31, 2009
February 5, 2010
     Fourth quarter revenue for the Color Group increased 11.4%, to $99.8 million, compared to 2008 fourth quarter revenues of $89.6 million. Color Group operating income in the fourth quarter of 2009 was $15.4 million, compared to operating income of $16.1 million in the prior year’s quarter. Quarterly results benefited from favorable foreign currency translation that added 5.7% and 5.2% to revenue and profit, respectively. The Group’s food and beverage colors delivered local currency sales growth in Europe and Latin America. Sales in certain of the Group’s non-food product lines also showed growth in the quarter. Group profits for the quarter were lower partly due to unfavorable product mix.
     The Color Group’s revenue for the twelve months ended December 31, 2009, was $374.8 million in comparison to last year’s revenue of $402.4 million. Operating income for 2009 was $58.7 million in comparison to prior year income of $71.6 million. Revenue and profits in 2009 were reduced by soft demand and customer inventory destocking. The impact of unfavorable foreign currency translation also reduced revenue and operating income by approximately 6%.
2010 OUTLOOK
     Sensient expects 2010 diluted earnings per share to be within a range of $1.98 to $2.05. Sensient’s earnings growth is expected to be weighted toward the second half of 2010 partly as a result of the timing of expected raw material cost reductions.
CHARGES FOR PROPOSED SETTLEMENTS
     The discussion of estimates for the proposed legal settlements in this release is based on information available as of the date of this release. The ultimate amounts to be recorded in the Company’s financial statements related to this matter may vary from these estimates if additional information becomes available prior to the filing of the Company’s Annual Report on Form 10-K.
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Sensient Technologies Corporation	Page 4
Earnings Release — Year ended December 31, 2009
February 5, 2010
CONFERENCE CALL
     The company will host a conference call to discuss its 2009 fourth quarter and full year financial results at 10:00 a.m. CST on Friday, February 5, 2010. To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.
     A replay will be available beginning at 1:00 p.m. CST on February 5, 2010, through midnight on February 12, 2010, by calling (706) 645-9291 and referring to conference identification number 53548978. A transcript of the call will also be posted on the company’s web site at www.sensient-tech.com after the call concludes.
     This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2008, and quarterly report on Form 10-Q for the quarter ended September 30, 2009. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.
ABOUT SENSIENT TECHNOLOGIES
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
          www.sensient-tech.com
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Sensient Technologies Corporation	Page 5
(In thousands, except percentages and per share amounts)

Consolidated Statements of Earnings	Three Months Ended December 31,			Twelve Months Ended December 31,
	2009	2008	% Change	2009	2008	% Change
Revenue	$311,450	$293,805	6.0%	$1,201,412	$1,252,620	-4.1%

Cost of products sold	216,716	206,199	5.1%	832,382	871,754	-4.5%
Selling and administrative expenses	68,384	51,348	33.2%	222,067	219,267	1.3%

Operating income	26,350	36,258	-27.3%	146,963	161,599	-9.1%
Interest expense	5,409	7,271		23,788	32,306

Earnings before income taxes	20,941	28,987	-27.8%	123,175	129,293	-4.7%
Income taxes	4,635	8,365		36,614	38,432

Net earnings	$16,306	$20,622	-20.9%	$86,561	$90,861	-4.7%

Earnings per common share:
Basic	$0.34	$0.43	-20.9%	$1.79	$1.91	-6.3%

Diluted	$0.33	$0.43	-23.3%	$1.78	$1.89	-5.8%

Average common shares outstanding:
Basic	48,615	47,951	1.4%	48,379	47,654	1.5%

Diluted	48,901	48,228	1.4%	48,641	48,131	1.1%

Impact of Charges for Proposed Settlement of Legal Claims
The Company’s results include charges for the proposed settlement of environmental claims and related legal expenses, net of insurance reimbursements, of $11.3 million pre-tax ($6.9 million after-tax or $0.14 per share). The following table provides a summary of the impact of the settlement on the Company’s reported Diluted Earnings per common share.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2009	2008	% Change	2009	2008	% Change
Diluted Earnings per common share as reported	$0.33	$0.43		$1.78	$1.89
Charges for Proposed Settlement of Legal Claims	0.14	—		0.14	—

	$0.47	$0.43	9.3%	$1.92	$1.89	1.6%

Results by Segment	Three Months Ended December 31,			Twelve Months Ended December 31,
Revenue	2009	2008	% Change	2009	2008	% Change
Flavors & Fragrances	$195,964	$191,481	2.3%	$772,872	$800,750	-3.5%
Color	99,833	89,593	11.4%	374,807	402,364	-6.8%
Corporate & Other	25,227	19,790	27.5%	88,406	85,940	2.9%
Intersegment elimination	(9,574)	(7,059)	35.6%	(34,673)	(36,434)	-4.8%

Consolidated	$311,450	$293,805	6.0%	$1,201,412	$1,252,620	-4.1%

Operating Income
Flavors & Fragrances	$29,598	$29,185	1.4%	$124,482	$123,475	0.8%
Color	15,380	16,050	-4.2%	58,685	71,581	-18.0%
Corporate & Other	(18,628)	(8,977)		(36,204)	(33,457)

Consolidated	$26,350	$36,258	-27.3%	$146,963	$161,599	-9.1%

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Sensient Technologies Corporation	Page 6
(In thousands, except per share amounts)

Consolidated Condensed Balance Sheets
December 31,	2009	2008
Current assets	$658,109	$627,523
Goodwill and intangibles (net)	469,616	454,170
Property, plant and equipment (net)	425,617	402,866
Other assets	38,349	40,878

Total Assets	$1,591,691	$1,525,437

Current liabilities	$216,145	$196,271
Long-term debt	388,852	445,682
Accrued employee and retiree benefits	50,796	37,616
Other liabilities	27,203	27,272
Shareholders’ equity	908,695	818,596

Total Liabilities and Shareholders’ Equity	$1,591,691	$1,525,437

Consolidated Statements of Cash Flows
Twelve Months Ended December 31,	2009	2008
Net cash provided by operating activities	$138,336	$86,974

Cash flows from investing activities:
Acquisition of property, plant and equipment	(47,716)	(53,680)
Proceeds from sale of assets	109	2,064
Other investing activity	(440)	1,661

Net cash used in investing activities	(48,047)	(49,955)

Cash flows from financing activities:
Proceeds from additional borrowings	222,553	112,514
Debt payments	(277,064)	(134,135)
Dividends paid	(37,042)	(35,597)
Proceeds from options exercised and other	11,185	18,862

Net cash used in financing activities	(80,368)	(38,356)

Effect of exchange rate changes on cash and cash equivalents	(6,200)	(687)

Net increase (decrease) in cash and cash equivalents	3,721	(2,024)
Cash and cash equivalents at beginning of period	8,498	10,522

Cash and cash equivalents at end of period	$12,219	$8,498

Supplemental Information
Twelve Months Ended December 31,	2009	2008
Depreciation and amortization	$42,183	$44,445
Dividends per share	$0.76	$0.74